                               Exhibit 1(A)(8)(a)

                           THIRD AMENDED AND RESTATED
                           --------------------------

                             PARTICIPATION AGREEMENT
                             -----------------------
                                      Among

                       OPPENHEIMER VARIABLE ACCOUNT FUNDS,
                       -----------------------------------

                             OPPENHEIMERFUNDS, INC.,
                             -----------------------

                  MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
                  --------------------------------------------

                      MML BAY STATE LIFE INSURANCE COMPANY
                      ------------------------------------

                                       and

                           C.M. LIFE INSURANCE COMPANY
                           ---------------------------


                  THIS AMENDED AND RESTATED AGREEMENT (the "Agreement"), made and entered into as of the ___ day of February, 1998 by and among Massachusetts Mutual Life Insurance Company and MML Bay State Life Insurance Company and C.M. Life Insurance Company (hereinafter collectively the "Companies"), on their own behalf and on behalf of Massachusetts Mutual Variable Life Separate Account I, Massachusetts Mutual Variable Annuity Separate Account 1, Massachusetts Mutual Variable Annuity Separate Account 2, Massachusetts Mutual Variable Annuity Separate Account 3, Massachusetts Mutual Variable Annuity Separate Account 4, MML Bay State Variable Annuity Separate Account 1, MML Bay State Variable Life Separate Account I, C.M. Life Variable Life Separate Account I, C.M. Multi-Account A, CML Accumulation Annuity Account E, CML/OFFITBANK Separate Account, Panorama Plus Separate Account, Panorama Separate Account and Connecticut Mutual Variable Life Separate Account I (hereinafter collectively the "Accounts"), Oppenheimer Variable Account Funds (hereinafter the "Fund") and OppenheimerFunds, Inc. (hereinafter the "Adviser").

                  WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") offered by insurance companies (hereinafter "Participating Insurance Companies");

                  WHEREAS, the beneficial interests in the Fund is divided into several series of shares, each series being designated a "Portfolio", and each Portfolio being a particular managed pool of securities and other assets;

                  WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (hereinafter the "SEC"), dated July 16, 1986 (File No. 812-6324) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order")

                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act");

                  WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;

                  WHEREAS, the Companies have registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter "Contracts");

                  WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Companies, to set aside and invest assets attributable to the aforesaid variable contracts (the Contract(s) and the Account(s) covered by the Agreement are specified in Schedule B attached hereto, as may be modified from time to time);

                  WHEREAS, the Companies have registered or will register the Accounts as unit investment trusts under the 1940 Act;

                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Companies intend to purchase shares in the Portfolios (the Portfolios covered by this Agreement are specified in Schedule A attached hereto as may be modified from time to time), on behalf of the Accounts (which are also described on Schedule A, as may be modified from time to time) to fund the Contracts and the Fund is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

                  WHEREAS, the Companies, the Fund and the Adviser are parties to an agreement (the "Prior Agreement") dated December 15, 1993, amended on September 15, 1994 and July 1, 1995, and an agreement dated January 12, 1996 ("Prior Agreement") pursuant to which shares of certain Portfolios of the Fund are made available as the underlying investment for one of the Accounts, and the parties wish to have this Agreement replace the Prior Agreement(s);


                  NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser and the Companies agree as follows:

ARTICLE I. Sale of Fund Shares
           -------------------

           1.1. The Fund agrees to sell to the Companies those shares of the Fund which the Companies order on behalf of the Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this
Section 1.1, the Companies shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

           1.2. The Companies shall pay for Fund shares on the same Business Day that they place an order to purchase Fund shares in accordance with Section 1.1 hereof. Payment shall be in federal funds transmitted by wire net of any credit for any shares redeemed by that Company.

           1.3. The Fund agrees to make an indefinite number of Fund shares available for purchase at the applicable net asset value per share by the Companies for their separate accounts listed in Schedule B, on those days on which the Fund calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio.

           1.4. The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts, qualified pension and retirement plans or such other persons as are permitted under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and regulations promulgated thereunder, the sale of which will not impair the tax treatment currently afforded the contracts.

           1.5. The Fund shall not sell Fund shares to any insurance company or separate account unless a contractual obligation is in effect with respect to such sales to abide by the conditions of the Mixed and Shared Funding Exemptive Order that are addressed in Section 3.4 and Article VII of this Agreement.

           1.6. The Fund agrees to redeem for cash, upon a Company's request, any full or fractional shares of the Fund held by that Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this
Section 1.6, the Companies shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, in federal funds transmitted by wire to that Company's account as designated by the Companies in writing from time to time.

           1.7. The Companies shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section 1.6 hereof. Payment shall be in federal funds transmitted by wire pursuant to the instructions of the Fund's treasurer or by a credit for any shares redeemed.

           1.8. The Companies agree to purchase and redeem the shares of the Portfolios named in Schedule A offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Companies shall not permit any person other than a Contract owner to give instructions to that Company which would require that Company to redeem or exchange shares of the Fund.

           1.9. Issuance and transfer of the Funds' shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for

Fund shares will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

           1.10. The Fund shall furnish notice as soon as reasonably practicable to the Companies of any income, dividends or capital gain distributions payable on the Portfolio's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Companies reserve the right to revoke this election on 10 business days notice and thereafter to receive all such dividends and distributions in cash. The Fund shall notify the Companies of the number of shares so issued as payment of such dividends and distributions.

           1.11. The Fund shall make the net asset value per share for each Portfolio available to the Companies on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 5:30 p.m. New York time.

ARTICLE II. Sales Material, Prospectuses and Other Reports
            ----------------------------------------------

            2.1. The Companies shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within ten Business Days after receipt of such material.

            2.2. The Companies shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sale literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

            2.3. For purposes of this Article II, the phrase "sales literature or other promotional material" means advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), and sales literature (including any written communication distributed or made generally available to customers or the public, including brochures, circulars, market letters, form letters, seminar texts, or excerpts of any other advertisement, sales literature or published article), educational material or other communications, distributed or made generally available to customers or the public.

             2.4. The Fund shall provide one or more diskettes containing its current prospectus in WordPerfect and EDGAR format, within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Companies once each year (or more frequently if the prospectus for the Fund is supplemented or amended) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document (such printing to be at the Companies' expense). The Adviser shall be permitted to review and approve the typeset form of the Fund's Prospectus prior to such printing.

             2.5. The Fund or the Adviser shall provide the Companies with either: (i) a diskette or modem transmission (or other automated transmission) containing the Fund's proxy material, reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract owners at the Companies' expense, or (ii) camera ready and/or printed copies, if appropriate, of such material for distribution to Contract owners at the Companies' expense, within a reasonable period of the filing date for definitive copies of such material. The Adviser shall be permitted to review and approve the typeset form of such proxy material and shareholder reports prior to such printing provided such materials have been provided within a reasonable period.

ARTICLE III. Fees and Expenses
             -----------------

             3.1. The Fund and Adviser shall pay no fee or other compensation to the Companies under this agreement, and the Companies shall pay no fee or other compensation to the Fund or Adviser, except as provided herein.

             3.2. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any applicable federal or state law.

             3.3. Unless mutually agreed upon to the contrary in writing, the Companies shall bear the expenses of typesetting, printing and distributing the Fund's prospectus, proxy materials, communications and reports to owners of Contracts issued by the Companies. The Adviser agrees to use reasonable efforts to restrict the number of shareholder meetings of the Fund that require the Company to bear the expenses of typesetting, printing and distributing the Fund's proxy material to one per fiscal year of the Fund.

             3.4. In the event the Fund adds one or more additional Portfolios and the Companies desire to make such Portfolios available to their respective Contract owners as an underlying investment medium, a new Schedule A or an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Account. The amendment may also provide for the sharing of expenses for the establishment of new Portfolios among Participating Insurance Companies desiring to invest in such Portfolios and the provision of funds as the initial investment in the new Portfolios.

ARTICLE IV.  Potential Conflicts
             -------------------

             4.1. The Board of Trustees of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Board shall promptly inform the Companies if it determines that an irreconcilable material conflict exists and the implications thereof.

             4.2. The Companies will each report any potential or existing conflicts of which it is aware to the Board, and agrees to be bound by the Shared Funding Exemptive Order. The Companies will assist the Board in carrying out its responsibilities in monitoring such conflicts by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Companies to inform the Board whenever Contract owner voting instructions are disregarded and by confirming in writing, at the Fund's request, that the Companies are unaware of any such potential or existing material irreconcilable conflicts.

             4.3. If it is determined by a majority of the Board, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists, the Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to an including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and
(2) establishing a new registered management investment company or managed separate account.

             4.4. If a material irreconcilable conflict arises because of a decision by either Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, such Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of the six month period the Fund shall continue to accept and implement orders by such Company for the purchase and redemption of shares of the Fund.

             4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to such Company conflicts with the majority of other state regulators, then the affected Company will withdraw such Account's investment in the Fund and terminate this Agreement within six months after the Board informs such Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by such Company for the purchase and redemption of shares of the Fund, subject to applicable regulatory limitation.

             4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. In such case a Company shall not be required by Section 4.3 to establish a new funding medium for Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then such Company will withdraw the particular Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

ARTICLE V.   Applicable Law
             --------------

             5.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York

             5.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VI.  Termination
             -----------

             6.1 This Agreement shall terminate with respect to some or all
Portfolios:

                 (a) at the option of any party upon six month's advance written notice to the other parties;

                 (b) at the option of either Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for such Contracts, as determined by that Company reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by that Company; or

                 (c) as provided in Article IV 6.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to
Section 6.1(a) may be exercised for cause or for no cause.


ARTICLE VII. Notices
             -------

             Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.

             If to the Fund:

                 Oppenheimer Variable Account Funds
                 c/o OppenheimerFunds, Inc.
                 2 World Trade Center
                 New York, NY 10048-0203
                 Attn: Legal Department

                 If to the Adviser:

                 OppenheimerFunds, Inc.
                 2 World Trade Center
                 New York, NY 10048-0203
                 Attn: General Counsel

                 If to the Companies:

                 Massachusetts Mutual Life Insurance Company
                 1295 State Street
                 Springfield, MA  01111-0001
                 Attn: Lawrence V. Burkett, Jr.
                 Executive Vice President & General Counsel



                 C.M. Life Insurance Company
                 1295 State Street
                 Springfield, MA 01111-0001
                 Attn: Lawrence V. Burkett, Jr.
                 Director, President and Chief Executive Officer

ARTICLE VIII.    Miscellaneous
                 -------------

                  8.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

                  8.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  8.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                  8.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                  8.5. Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                  8.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                  8.7. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

                  8.8. The Companies and the Adviser each understand and agree that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund and the Fund's property; the Companies and the Adviser each represent that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

                  8.9. The parties agree that the Companies may, on behalf of their respective Accounts and Contracts listed in Exhibits A and B, elect to make additional Portfolios available to Accounts upon the approval of the Adviser and the provision of reasonable notice to the Adviser. Any Portfolio so added will be subject to all of the terms and conditions of this Agreement.

                  8.10. The prior Agreement is superseded in its entirety by this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the date specified below.

                                         MASSACHUSETTS MUTUAL LIFE
                                         INSURANCE COMPANY
                                         By its authorized officer,

                                         By:
                                            ----------------------------------
                                                 Lawrence V. Burkett, Jr.

                                         Title:  Executive Vice President &
                                                 --------------------------
                                         General Counsel
                                         ---------------

                                         Date:
                                              --------------------------------

                                         MML BAY STATE LIFE INSURANCE COMPANY
                                         By its authorized officer,

                                         By:
                                            ----------------------------------
                                                  Lawrence V. Burkett, Jr.

                                         Title:   Director, President & Chief
                                                  ---------------------------
                                         Executive Officer
                                         -----------------

                                         Date:
                                              --------------------------------


                                         C.M. LIFE INSURANCE COMPANY
                                         By its authorized officer,

                                         By:
                                            ----------------------------------
                                                  Lawrence B. Burkett, Jr.

                                         Title:   Director, President & Chief
                                                  ---------------------------
                                         Executive Officer
                                         -----------------

                                         OPPENHEIMER VARIABLE ACCOUNT
                                         FUNDS

                                         By its authorized officer,

                                         By:
                                            ----------------------------------

                                         Title:
                                               -------------------------------
                                         Date:
                                              --------------------------------



                                         OPPENHEIMERFUNDS, INC.

                                         By its authorized officer,

                                         By:
                                            ----------------------------------


                                         Title:
                                               -------------------------------
                                         Date:
                                              --------------------------------